Exhibit (a)(1)(L)
ENDWAVE CORPORATION
SUPPLEMENT TO
OFFER TO EXCHANGE
CERTAIN OUTSTANDING STOCK OPTION GRANTS FOR
NEW STOCK OPTION GRANTS
     As you are aware, Endwave Corporation, which we refer to in this document as “we,” “us” or “Endwave,” is offering to exchange each “eligible option grant” held by an “eligible optionholder” for one “new option grant” exercisable for a lesser number of shares. Certain defined terms used herein shall have the meanings given to such terms in the Offer to Certain Outstanding Stock Option Grants for New Stock Option Grants, dated August 11, 2009, which we refer to as the “Offer to Exchange,” that was previously provided to you. We are sending you this Supplement to the Offer to Exchange to provide you with updated financial information regarding Endwave.
Financial Information.
     We have presented below our summary consolidated financial data. The following summary consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2008 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, both of which are incorporated herein by reference. The summary consolidated statements of operations data for the fiscal years ended December 31, 2008 and 2007 and the summary consolidated balance sheet data as of December 31, 2008 and 2007 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the year ended December 31, 2008. The summary consolidated statements of operations data for the three and six months ended June 30, 2009 and 2008 and the summary consolidated balance sheet data as of June 30, 2009 are derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009. On April 30, 2009, we sold our defense and security business to Microsemi Corporation. Due to the sale of the defense and security business, we reclassified the results of that business as a discontinued operation in our summary consolidated statements of operations in accordance with generally accepted accounting principles. The summary consolidated statements of operations data presented below include this reclassification. The summary consolidated statements of operations data presented below does not include the ratio of earnings to fixed charges because we believe the information will not be meaningful to investors. For the periods presented, we have little or no earnings from continuing operations and our fixed charges are immaterial. Our interim results are not necessarily indicative of results for the full fiscal year and our historical results are not necessarily indicative of the results to be expected in any future period.

	Year Ended		Six Months Ended		Three Months Ended
	December	December	June 30,	June 30,	June 30,	June 30,
	31, 2008	31, 2007	2009	2008	2009	2008
			(unaudited)		(unaudited)
		(in thousands, except per share data)
Consolidated Statements of Operations Data:
Total revenues	$38,696	$44,329	$12,822	$22,553	$5,580	$12,093
Cost of product revenues	26,227	30,399	9,056	15,095	4,237	7,976
Other operating expenses	17,742	16,820	8,537	8,377	3,407	4,437
Income (loss) from continuing operations	(3,964)	670	(4,550)	(208)	(1,957)	(48)
Income (loss) from discontinued operations	(10,787)	(6,071)	17,530	(2,488)	18,597	(712)
Net income (loss)	$(14,751)	$(5,401)	$12,980	$(2,696)	$16,640	$(760)
Basic and diluted net income (loss) per share from continuing operations	$(0.43)	$0.05	$(0.48)	$(0.02)	$(0.21)	$(0.01)
Basic and diluted net income (loss) per share from discontinued operations	$(1.17)	$(0.52)	$1.86	$(0.27)	$1.97	$(0.07)
Basic and diluted net income (loss) per share	$(1.60)	$(0.47)	$1.38	$(0.29)	$1.76	$(0.08)

	As of
	December 31,	December 31,
	2008	2007	June 30, 2009
			(unaudited)
		(in thousands)
Consolidated Balance Sheet Data:
Current assets	$65,302	$67,420	$78,952
Noncurrent assets	5,038	15,169	2,147
Current liabilities	8,226	10,625	4,196
Noncurrent liabilities	73	116	99
Book value per common share	$2.03	$3.13	$3.51
     Additional Information. For more information about us, please refer to our Annual Report on Form 10-K for the year ended December 31, 2008, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to tender your eligible option grants. We will also provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 17 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.
Additional Information.
     In addition to the filings we previously identified, we recommend that you also review our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 filed with the SEC before making a decision on whether or not to tender your eligible option grants.
     The information about us contained in the Exchange Offer and this Supplement should be read together with the information contained in the documents to which we have referred you.
Endwave Corporation
August 21, 2009